Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date May 12, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Declares 10th Consecutive Quarterly Dividend Chicago (TBD) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced the declaration by its board of directors of a regular quarterly dividend of $.11 per share for the second quarter 2014. This marks the tenth consecutive quarterly dividend paid to stockholders. The dividend is payable on August 1, 2014 to stockholders of record on June 27, 2014. On an annualized basis, this gross dividend is equivalent to $.44 per share and represents a yield of approximately 4.2% on our current NAV per share. All stockholders will receive $.11 per share less applicable share class-specific fees. “We are pleased to continue to deliver to our stockholders attractive current income on their investment in our shares. Providing reliable distributions on a quarterly basis is one of our primary objectives. We are also proud to note that we have one of the strongest dividend coverage ratios in the non-listed REIT industry.” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ###

About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.